UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

Viking Energy Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	98-0199508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15915 Katy Freeway Suite 450, Houston, Texas	77094
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 404-4387

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2022, Viking Energy Group, Inc. (“Viking” or the “Company”), on behalf of a corporation to be incorporated (“Purchaser”) entered into a Purchase and Sale Agreement (the “PSA”) with the seller named therein (“Seller”).

Background:

Seller owns non-operated, minority working interests in approximately 5,743 producing and non-producing oil and gas wells located in various counties or parishes, as applicable, in Texas, Louisiana, New Mexico, Oklahoma, Arkansas, Kansas, Colorado, Montana, Wyoming, West Virginia and Virginia (collectively, the “Wells”) as more particularly set out in Exhibit “A” to the PSA.

The current aggregate gross production from the Wells on an 8/8th’s basis is estimated by the Seller to be approximately 686,000 mcf of natural gas per day and approximately 18,000 barrels of oil per day.

The depth of the Wells varies from approx. 1,300 to 19,000 feet, and operators of the Wells include, among others, Chevron USA Incorporated, BP America Production Company, XTO Energy Inc., ConocoPhillips Company, Oxy USA Inc., Continental Resources Inc, EOG Resources, Devon Energy Production Company, Marathon Oil Company, Hilcorp Energy Company, Apache Corporation, Cimarex Energy Corp. and Chesapeake Operating Inc.

PSA:

Pursuant to the terms of the PSA, the Purchaser has agreed to purchase, and the Seller has agreed to sell, all of the Seller’s right, title and interest in the Wells and any associated leases (the “Purchased Assets”).  The total purchase price (the “Purchase Price”) for the Purchased Assets is to be determined and mutually agreed to in writing by the Seller and Purchaser no later than September 8, 2022, being approximately 5 business days following the date by which Purchaser is to complete its due diligence.  Seller’s working interest percentage in the Wells ranges from approximately 0.05% to 2.5%, with an average interest being approximately 2.24%.

The Purchase Price, subject to permitted adjustments, is to be paid as follows: (i) in cash on closing; or (ii) in shares of common stock or convertible preferred stock of Viking Energy Group, Inc. (the “Viking Shares”) on terms and pricing mutually agreed to by Parties, conditional on : (a) Viking and Camber Energy, Inc. (“Camber”) executing a new or amended and restated Agreement and Plan of Merger (the “Merger Agreement”) with respect to the full combination of Camber and Viking (the “Planned Merger”); (b) Camber filing an S-4 Registration Statement with respect to the Planned Merger, and such registration statement contemplating Viking Shares being exchanged for shares of common stock or convertible preferred stock, as applicable, of Camber at the exchange ratio and terms set out in the Merger Agreement; (c) the Planned Merger being approved by the shareholders of each of Viking and Camber; (d) the satisfaction and/or waiver of all other conditions set out in the Merger Agreement; and (e) the Seller being satisfied it will receive on closing of the Planned Merger unrestricted, freely-tradeable shares of common stock of Camber.

The Purchaser’s obligation to purchase the Purchased Assets is conditioned on a number of items set out in the PSA, including, without limitation: (i) the Board of Directors of the Purchaser shall have approved the transaction; (ii) the Purchaser shall have completed on or before August 31, 2022, its due diligence investigation of the Purchased Assets, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation; (iii) the Purchaser and Seller shall have mutually agreed to in writing to the Purchase Price on or before September 8, 2022; and (iv) the Purchaser and Seller shall have mutually agreed to in writing the Allocation of the Purchase Price on or before September 8, 2022. There is no guaranty the conditions will be satisfied.

The Closing Date of the acquisition of the Purchased Assets is to be September 30, 2022.

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by reference to the form of PSA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference in their entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Purchase and Sale Agreement, by and between Viking Energy Group, Inc., and the seller named therein, dated June 7, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

____________

* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or Exhibit so furnished.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIKING ENERGY GROUP, INC.

Date: June 8, 2022	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

3